                                  EXHIBIT 4.1

   -----------------------------------------------------------------------
   -----------------------------------------------------------------------

                               SECOND AMENDED AND
                           RESTATED CREDIT AGREEMENT



                             CADE INDUSTRIES, INC.


                                  DATED AS OF


                                OCTOBER 31, 1997

   -----------------------------------------------------------------------
   -----------------------------------------------------------------------

                          SECOND AMENDED AND RESTATED
                           REVOLVING CREDIT AGREEMENT


         THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, made as of the 31st day of October, 1997, by and between Cade Industries, Inc., a Wisconsin corporation, of Lansing, Michigan ("Company"), and Bank, a Michigan banking corporation, of Detroit, Michigan (herein called "Bank");

         RECITALS:

         A. Company and Bank entered into an Amended and Restated Revolving Credit and Term Loan Agreement dated as of January 30, 1995 (the "Existing Agreement").

         B. Company and Bank desire to amend and restate the Existing Agreement in its entirety.

         NOW, THEREFORE, Company and Bank agree that the Existing Agreement is amended and restated in its entirety as follows:

         WITNESSETH:

         1.A     THE INDEBTEDNESS: LINE OF CREDIT

         1.A.1   Bank may lend to Company at any time and from time to time from the effective date hereof until April 1, 1999 sums not to exceed Nine Million Dollars ($9,000,000) in aggregate principal amount at any one time outstanding. The borrowings hereunder shall be evidenced by a Line of Credit Note (herein called "Line Note") in form similar to that annexed hereto as Exhibit "A" under which advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement; provided, however, the Bank shall have no obligation to make any advances with respect to the line of credit.

         1.A.2   The principal indebtedness represented by the Line Note and all interest thereon shall be payable in accordance with the terms of the Line Note.

         1.A.3   Bank shall not lend under the Line Note unless Company shall have first filed with Bank a Request for Advance (as of the date of the borrowing) in form similar to that annexed hereto as Exhibit "B", executed by an authorized officer of the Company. Bank may, at its option, lend under the Line Note upon the telephone request of an authorized employee of the Company and, in the event Bank makes any such advance upon a telephone request, the requesting employee shall, if requested by Bank, mail to Bank, on the same day as such telephone request, a Request for Advance in the form attached as Exhibit "B".

         1.A.4   In addition to advances under the Line Note to be provided to
Company by Bank under and pursuant to Section 1.A.1 of this Agreement, Bank may issue, or commit to issue, from time to time, standby and trade letters of credit for the account of Company (herein individually called a "Letter of Credit" and collectively "Letters of Credit") and enter into foreign exchange contracts where the total exposure of Bank (as calculated by Bank) does not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) at any one time in the aggregate for a Letter of Credit and One Million Dollars ($1,000,000); provided, however that the sum of the aggregate amount of advances outstanding under the Line Note plus the undrawn amount of the Letters of Credit (and unreimbursed drawings thereunder) and foreign exchange exposure shall not exceed Nine Million Dollars ($9,000,000.00) at any one time; and provided further that no Letter of Credit shall, by its terms, have an expiration date which extends beyond April 1,1999. In addition to the terms and conditions of this Agreement, the issuance of any Letters of Credit shall also be subject to the terms and conditions of any letter of credit applications and agreements executed and delivered by Company unto Bank with respect thereto.

         1.A.5   Company may prepay the Line Note in accordance with the terms of the Line Note.

         2.      TERM CREDIT-A

         2.1 Bank agrees to loan to Company and Company agrees to borrow, on the date of execution of this Agreement, the sum of Three Million Five Hundred Seventy One Thousand Four Hundred Twenty Eight and 56/100 Dollars ($3,571,428.56). At the time of borrowing, Company agrees to execute a term note in form similar to that
annexed hereto as Exhibit "C" as evidence of the indebtedness hereunder (herein called "Term Note-A"). The loan under this Section 2 shall be subject to the terms and conditions of this Agreement.

         2.2 The indebtedness represented by the Term Note-A shall be repaid in quarterly principal installments of One Hundred Seventy Eight Thousand Five Hundred Seventy One and 43/100 Dollars ($178,571.43) each, plus interest as set forth below, commencing on January 1, 1998, and on the 1st day of each succeeding calendar quarter, until November 1, 2002, when the entire unpaid balance of principal and interest thereon shall be due and payable. Company agrees to pay interest on the unpaid principal balance of the Term Note-A from time to time outstanding at a per annum rate of eight and nineteen one hundredths percent (8.19%). Upon the occurrence of any default or event of default hereunder, interest shall accrue on the unpaid principal balance at a per annum rate equal to the greater of (i) eleven and nineteen one hundredths percent (11.19%) and three percent (3%) above Bank's Prime Rate. Interest shall be computed on a daily basis using a year of 360 days and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime Rate on the date of such change in the Prime Rate. "Prime Rate" shall mean the rate of interest established by Bank as its prime rate as the same may be changed from time to time, which may not necessarily be Bank's lowest rate for loans.

         A late installment charge equal to five percent (5%) of each late installment may be charged on any installment payment not received by Bank within ten (10) calendar days after the installment due date but acceptance of this charge shall not waive any default or event of default under this Agreement.

         2.3 All partial prepayments with respect to the Term Note-A shall be applied to the Term Note-A in the inverse order of their respective maturities. The Term Note-A may be prepaid on any principal installment payment date upon five (5) days written notice to Bank, in whole or in part (in amounts of at least $100,000) upon payment of a premium equal to the sum of the discounted net present values of the interest payments that would otherwise be payable on the principal amount being prepaid, after reducing each such interest payment by the amount of the interest that would be payable on each interest payment due date if the principal amount being prepaid were re-invested at the Current Market Rate therefor plus $500. For these purposes, "Current Market Rate" shall mean a per annum interest rate equal to one half percent (1/2%) above the rate reasonably determined by Bank (based on quotations from established dealers) to be in effect approximately two days prior to the repayment date in the secondary market for United States Treasury securities of a comparable amount and with a comparable term to maturity as the principal amount being prepaid. For the purposes of computation, the discount rate for each computation will be the Current Market Rate for the relevant principal installment. Upon any involuntary prepayment of the Term Note-A, Company shall pay to Bank a prepayment premium equal to the prepayment premium which would be due and payable hereunder if Company had voluntarily elected to prepay the Term Note-A (in an amount equal to such involuntary prepayment) on such date of involuntary prepayment.

         2.4 The proceeds of the Term Note-A shall be used solely to fund a portion of the purchase price payable by Company under the terms of the Stock Purchase Agreement dated as of October 31, 1997 by and among Company and the shareholders of Central Engineering Company ("Stock Purchase Agreement") and to refinance Company's existing term debt with Bank.

         3.      TERM CREDIT-B

         3.1 Bank agrees to loan to Company and Company agrees to borrow, on the date of execution of this Agreement, the sum of Four Million Dollars ($4,000,000). At the time of borrowing, Company agrees to execute a term note in form similar to that annexed hereto as Exhibit "D" as evidence of the indebtedness hereunder (herein called "Term Note-B"). The loan under this
Section 3 shall be subject to the terms and conditions of this Agreement.

         3.2 The indebtedness represented by the Term Note-B shall be repaid in quarterly principal and interest installments of One Hundred Eighteen Thousand Six Hundred Twenty Four and 08/100 Dollars ($118,624.08) each, commencing on January 1, 1998, and on the 1st day of each succeeding calendar quarter, until November 1, 2002, when the entire unpaid balance of principal and interest thereon shall be due and payable. Company agrees to pay interest on the unpaid principal balance of the Term Note-B from time to time outstanding at a per annum rate of one half percent (1/2%) below

Bank's Prime Rate. Interest shall be payable quarterly on the 1st day of each calendar quarter commencing January 1, 1998. Upon the occurrence of any default or event of default hereunder, interest shall accrue on the unpaid principal balance at a per annum rate equal to two and one half percent (2-1/2%) above the Prime Rate. Interest shall be computed on a daily basis using a year of 360 days and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime Rate on the date of such change in the Prime Rate.

         The installment payments are calculated at an assumed fixed interest rate and an assumed fifteen year amortization term. In the event the Bank's prime rate changes, the Bank, at its sole option, may from time to time recalculate the period installment amount so that the remaining periodic installments will fully amortize the remaining loan balance within the remaining amortization term in equal installments at the interest rate then being charged under Term Note-B. COMPANY AGREES TO PAY THE PERIODIC INSTALLMENTS AS THEY MAY BE RECALCULATED BY THE BANK, AT THE BANK'S SOLE OPTION, FROM TIME TO TIME AND ACKNOWLEDGES THAT A RECALCULATION SHALL NOT AFFECT THE MATURITY DATE OR THE OTHER TERMS AND PROVISIONS OF TERM NOTE-B.

         A late installment charge equal to five percent (5%) of each late installment may be charged on any installment payment not received by Bank within ten (10) calendar days after the installment due date but acceptance of this charge shall not waive any default or event of default under this Agreement.

         3.3 Company may prepay the Term Note-B in whole or in part without premium or penalty.

         3.4 The proceeds of the Term Note-B shall be used solely to fund a portion of the purchase price payable by Company under the terms of the Stock Purchase Agreement.

         4.      TERM CREDIT-C

         4.1 Bank agrees to loan to Company and Company agrees to borrow, on the date of execution of this Agreement, the sum of Three Million Two Hundred Fifty Thousand Dollars ($3,250,000). At the time of borrowing, Company agrees to execute a term note in form similar to that annexed hereto as Exhibit "E" as evidence of the indebtedness hereunder (herein called "Term Note-C and together with the Line Note, Term Note-A and Term Note-B, the "Notes"). The loan under this Section 4 shall be subject to the terms and conditions of this Agreement.

         4.2 The indebtedness represented by the Term Note-C shall be repaid in quarterly principal installments of Two Hundred Seventy Thousand Eight Hundred Thirty Three and 33/100 Dollars ($270,833.33) each, plus interest as set forth below, commencing on January 1, 1998, and on the 1st day of each succeeding calendar quarter, until November 1, 2000, when the entire unpaid balance of principal and interest thereon shall be due and payable. Company agrees to pay interest on the unpaid principal balance of the Term Note-C from time to time outstanding at a per annum rate of eight and six one hundredths percent (8.06%) until November 1, 1999 when the interest rate shall be a per annum rate equal to one half of one percent (1/2%) below Bank's Prime Rate. Upon the occurrence of any default or event of default hereunder, interest shall accrue on the unpaid principal balance at a per annum rate equal to the greater of (i) eleven and six one hundredths percent (11.06%) and three percent (3%) above Bank's Prime Rate. Interest shall be computed on a daily basis using a year of 360 days and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime Rate on the date of such change in the Prime Rate.

         A late installment charge equal to five percent (5%) of each late installment may be charged on any installment payment not received by Bank within ten (10) calendar days after the installment due date but acceptance of this charge shall not waive any default or event of default under this Agreement.

         4.3 All partial prepayments with respect to the Term Note-C shall be applied to the Term Note-A in the inverse order of their respective maturities. While the interest rate is a fixed rate, the Term Note-C may be prepaid on any principal installment payment date upon five (5) days written notice to Bank, in whole or in part (in amounts of at least $100,000) upon payment of a premium equal to the sum of the discounted net present values of the interest payments that would otherwise be payable on the principal amount being prepaid, after reducing each such interest payment by the amount of the interest that would be payable on each interest payment due date if the principal amount being prepaid were re-invested at the Current Market Rate therefor plus $500. For these purposes, "Current Market Rate" shall mean a per annum interest rate equal to one half percent (1/2degrees/0) above the rate reasonably determined by Bank (based on quotations from established dealers) to be in effect approximately two days prior to the repayment date in the secondary market for United States Treasury securities of a comparable amount and with a comparable term to maturity as the principal amount being prepaid. For the purposes of computation, the discount rate for each computation will be the Current Market Rate for the relevant principal installment. Upon any involuntary prepayment of the Term Note-C, Company shall pay to Bank a prepayment premium equal to the prepayment premium which would be due and payable hereunder if Company had voluntarily elected to prepay the Term Note-C (in an amount equal to such involuntary prepayment) on such date of involuntary prepayment. At all times when the interest rate is a floating rate, the Term Note-C may be prepaid in the manner set forth in Section 3.3.

         4.4 The proceeds of the Term Note-C shall be used solely to fund a portion of the purchase price payable by Company under the terms of the Stock Purchase Agreement.

         5.      INTEREST RATE REDUCTION.

         5.1 The interest rates with respect to the Line Note and any other Note which bears interest at a floating rate shall be reduced by one quarter of one percent (1/4%) per annum at all times while the following conditions shall have been satisfied by Company:

                 (a) The ratio of Debt to Tangible Net Worth is equal to or less than 1.5 to 1.0;

                 (b)      The Leverage Ratio is equal to or less than 2.5 to
                          1.0 and

                 (c) The after tax profit for Company and its consolidated subsidiaries for two consecutive years (beginning with the year ending December 31, 1997) are $2,000,000 or more per year.

         5.2 The determination of whether the conditions for reduction have been satisfied shall be determined based on Company's quarterly and year end financial statements and shall be adjusted as of the first day of the first month following the delivery of such financial statements indicating that an adjustment to the interest rates is applicable.

         6.      CONDITIONS

         6.1 Company agrees to furnish Bank, prior to the borrowing under this Agreement, in form and substance satisfactory to Bank, with (i) an opinion of counsel for Company and the Guarantors (as defined below); (ii) certified copies of resolutions of the Board of Directors of Company evidencing approval of the borrowings hereunder; (iii) certified copies of Company's Articles of Incorporation and Bylaws; and (iv) a certificate of good standing from Company's state of incorporation and from each state in which its business or operations requires it to be qualified to do business.

         6.2 As security for all indebtedness of Company to Bank hereunder, Company agrees to furnish, execute and deliver to Bank, or cause to be furnished, executed and delivered to Bank, prior to or simultaneously with the borrowing hereunder, in form and substance to be satisfactory to Bank and supported by appropriate corporate resolutions in certified form authorizing same, the following:

                 (a) Guaranty Agreements from Cade Composites, Inc., Auto-Air Composites, Inc., Pollux Acquisition Corporation, H.A.C. Corporation Cade, International, Inc. and Cade Commercial Composites, Inc., Central Engineering Company, Central Engineering International Co. and Cenco Europe, Inc. (collectively, the "Guarantors" and individually, a "Guarantor") (collectively, the "Guaranty Agreements" and individually, a "Guaranty Agreement").

                 (b)      The collateral documents listed in attached Schedule
                          6.2(b).

         6.3 The Company and certain of the Guarantors have executed and delivered to Bank Security Agreements granting to the Bank a security interest in all of their respective assets. The Security Agreements do not presently secure Company's obligations to Bank under Section l.A of this Agreement or certain of the obligations of the Guarantors under the Guaranty Agreements. Company agrees that upon the occurrence of a Collateral Trigger Event (as defined below) the Security Agreement from Company to Bank shall automatically and without further action by Company or Bank be deemed to secure Company's obligations to Bank under Section 1 .A. of this Agreement and the Line Note.

         To the extent that any of the Guarantors has heretofore given a security interest to Bank in certain of the foregoing and such documents and agreements comply with the requirements of this Agreement, it is hereby agreed that such documents and agreements shall remain in full force and effect for the purposes of this Agreement, but Bank may, if it deems it necessary or desirable, require execution of a new agreement or agreements.

         In addition, following the occurrence of a Collateral Trigger Event, the Mortgage dated as of September 1, 1990 by Auto-Air Composites, Inc. in favor of Bank shall be deemed to secure Company's indebtedness to Bank under
Section 1.A. of this Agreement and Auto-Air's obligations to Bank under its Guaranty with respect to Company's indebtedness to Bank under Section I .A. of this Agreement.

         For purposes of this Section 6.3, "Collateral Trigger Event" shall mean either of the following events (i) if as of any date of determination the ratio of Debt to Tangible Net Worth (each as defined herein) shall exceed 2.0 to 1.0 or (ii) the occurrence of an event of default under Section 11.1, 11.2 or 11.3 of this Agreement.

         6.4 Prior to the borrowing hereunder, Company shall have provided to Bank evidence satisfactory to Bank of the consummation of the transactions described in the Stock Purchase Agreement on terms satisfactory to Bank ("Acquisition") and evidence of satisfaction of the terms set forth in Bank's commitment letter dated October 24, 1997.

         7.      REPRESENTATIONS AND WARRANTIES

         Company represents and warrants, and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement:

         7.1 Company and the Guarantors are corporations duly organized and existing and in good standing under the laws of their respective states of incorporation; Company and the Guarantors are duly qualified and authorized to do business as foreign corporations in each jurisdiction where the character of their assets or the nature of their activities makes such qualification necessary; execution, delivery and performance of this Agreement, and any other documents and instruments required under this Agreement, and the issuance of the Note by Company are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of either of its Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency or authority; and this agreement and any other documents and instruments required under this Agreement, when issued and delivered under this Agreement, will be valid and binding in accordance with their terms.

         7.2 The execution, delivery and performance of this Agreement and any other documents and instruments required under this Agreement, and the issuance of the Notes by Company, are not in contravention of the unwaived terms of any indenture, agreement or undertaking to which Company is a party or by which Company is bound.

         7.3 No litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of the officers of Company is threatened against Company or any of its subsidiaries, the outcome of which could materially impair Company's or any of its subsidiaries' financial condition or ability to carry on its business.

         7.4 Company has good and marketable title to all of the properties and assets reflected on the balance sheets referred to in Section 7.7 hereof and there are no security interests in, liens, mortgages, or other encumbrances on any of the Company's assets, except to Bank or as otherwise permitted by this Agreement.

         7.5     There are no subsidiaries of Company except the Guarantors.

         7.6 Company does not maintain or contribute to any employee pension benefit plan subject to title IV of the "Employee Retirement Income Security Act of 1974" (herein called "ERISA").

         7.7 The financial statements of Company and its consolidated subsidiaries dated June 30, 1997, previously furnished Bank, are complete and correct and fairly present the financial condition of Company and its consolidated subsidiaries, and the results of its and their operations; since said dates there have been no material adverse changes in the financial condition of Company and its consolidated subsidiaries; to the knowledge of Company's officers, neither Company nor any of its subsidiaries has any contingent obligations (including any liability for taxes) not disclosed by or reserved against in said balance sheets, and at the present time there are no material unrealized or anticipated losses from any present commitment of Company or any of its subsidiaries. The proforma financial statements of Company and the Guarantors as of June 30, 1997, previously furnished to Bank, are complete and correct and fairly present the financial condition of Company and the Guarantors, and the results of its and their operations; since said date there have been no material adverse changes in the financial condition of Company and the Guarantors; to the knowledge of Company's officers, neither Company nor any of the Guarantors has any contingent obligations (including any liability for taxes) not disclosed by or reserved against in said balance sheets, and at the present time there are not material unrealized or anticipated losses from any present commitment of Company or any of the Guarantors.

         7.8 All tax returns and tax reports of Company and its subsidiaries, required by law to be filed have been duly filed or extensions obtained, and all taxes, assessments and other governmental charges or levies (other than those presently payable without penalty and those currently being contested in good faith for which adequate reserves have been established) upon Company or any of its subsidiaries (or any of its or their properties) which are due and payable have been paid. The charges, accruals and reserves on the books of Company and its subsidiaries in respect of the Federal income tax for all periods are adequate in the opinion of Company.

         7.9 Company and its subsidiaries are, in the conduct of their businesses, in compliance with all federal, state or local laws, statutes, ordinances and regulations applicable to them, the enforcement of which, if they were not in compliance, would materially adversely affect their business or the value of their property or assets. Company and its subsidiaries have all approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies and authorities, whether federal, state or local, required to permit the operation of their businesses as presently conducted, except such approvals, authorizations, consents, licenses, orders and other permits with respect to which the failure to have can be cured without having an adverse effect on the operation of such businesses.

         7.10 No representation or warranty by Company in this Agreement, nor any statement or certificate (including financial statements) furnished or to be furnished to Bank pursuant hereto contains or will contain any untrue statement of any fact or omits or will omit to state a fact necessary to make such representation, warranty, statement or certificate not misleading.

         7.11 Bank, upon proper filing of the financing statements described herein, will have a first priority perfected security interest in the collateral described in Section 6.2 above, subject only to Permitted Liens and such perfected security interest will secure all indebtedness of Company to Bank and the covenants contained herein.

         7.12 Neither Company nor any of its subsidiaries is a party to any litigation or administrative proceeding, nor so far as is known by Company is any litigation or administrative proceeding threatened against Company or any of its subsidiaries, which in either case (A) asserts or alleges that Company or any of its subsidiaries violated Environmental Laws (as defined herein), (B) asserts or alleges that Company or any of its subsidiaries is required to clean up, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, (C) asserts or alleges that Company or any of its subsidiaries is required to pay all or a portion of the cost of any past, present, or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by Company or any of its subsidiaries.

         7.13 To the best knowledge of Company, after due inquiry, there are no conditions existing currently which would subject Company or any of its subsidiaries to damages, penalties, injunction relief or cleanup costs under any applicable Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to applicable Environmental Laws by Company or any of its subsidiaries.

         7.14 Neither Company nor any of its subsidiaries is subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws and to the best knowledge of Company, after due inquiry, neither Company nor any of its subsidiaries has been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any applicable Environmental Laws.

         7.15 Company and its subsidiaries have all permits, licenses and approvals required under applicable Environmental Laws.

         8.      COMPANY'S AFFIRMATIVE COVENANTS

         Company covenants and agrees that it will, so long as any indebtedness remains or could become outstanding under this Agreement:

         8.1     Furnish Bank:

         (a) as soon as available and in any event within one hundred twenty (120) days after the end of each of Company's fiscal years, a copy of its consolidated and consolidating financial statements for each fiscal year including balance sheets as of the end of such fiscal year and the related statements of income and retained earnings for such fiscal year, each prepared in accordance with generally accepted accounting principles and practices consistently applied and, with respect to such consolidated statements only, audited by Deloitte & Touche or other independent certified public accountants reasonably acceptable to Bank;

         (b) as soon as available and in any event within forty five (45) days after the end of each of Company's fiscal quarters, a copy of its consolidating balance sheets and related consolidating statements of income for such fiscal quarter, each prepared in accordance with generally accepted accounting principles and practices consistently applied and certified (subject to year-end audit adjustments) by an officer of Company; together with a certification by an officer of Company to the effect that there has been no event of default under this Agreement and that the representations and warranties set forth in this Agreement are true as of the date of such certification;

         (c) as soon as available, Company's 10-Q and 10-K Reports filed with the Federal Securities and Exchange Commission, and as soon as available, copies of all other documents filed by Company with the Securities and Exchange Commission or other federal regulatory or taxing agencies or authorities;

         (d) promptly as issued, all press releases, notices to shareholders and all other material written communications transmitted to the general public or to the trade or industry in which Company is engaged;

         (e) within forty five (45) days after the end of each fiscal quarter, an order backlog report, a deferred program cost and tooling report, each in form satisfactory to Bank;

         (f) within forty five (45) days after and as of the end of each fiscal quarter, an accounts receivable aging report in form satisfactory to Bank;

         (g) from time to time, such further information regarding the business affairs and financial condition of Company or any of its subsidiaries as the Bank may reasonably request;

         (h) not later than fifteen (15) days prior to the first day of each fiscal year of Company, an annual budget with respect to such fiscal year in form satisfactory to Bank and specifying all material assumptions on which such budget is based.

         8.2 Preserve and maintain, and cause each of its subsidiaries to preserve and maintain, corporate existence and such of their rights, licenses and privileges as are material to their business and operations; and will qualify and remain qualified to do business in each jurisdiction in which such qualification is material to their business and operations or the ownership of their properties.

         8.3 Comply, and cause each of its subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could materially and adversely affect the financial condition or operations of the Company or any subsidiary, except to the extent that compliance with any of the foregoing is then being contested in good faith and by appropriate legal proceedings and with respect to which adequate financial reserves have been established.

         8.4 Maintain, and cause each of its subsidiaries to maintain, insurance coverage on their physical assets and against other business risks, in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of the incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate. In the case of all insurance policies covering property mortgaged or pledged to the Bank or property in which the Bank shall have a security interest, other than those policies protecting against casualty liability to strangers, all such insurance policies shall provide that the loss payable thereunder shall be payable to the Company (or Company's subsidiary, as applicable) and the Bank as their respective interests may appear, all said policies or copies thereof, including all endorsements, to be deposited with the Bank.

         8.5 At any reasonable time and from time to time, upon reasonable notice, permit, and cause its subsidiaries to permit, the Bank or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of Company and the subsidiaries, and to discuss the affairs, finances and accounts of the Company and its subsidiaries with any of their officers and key management personnel.

         8.6 Keep, and cause its subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and its subsidiaries so as to permit the Company and its subsidiaries to present financial statements prepared in accordance with generally accepted accounting principles consistently applied.

         8.7 Pay or cause to be paid, and cause its subsidiaries to pay or cause to be paid, promptly and within the time that they can be paid without interest or penalty, all taxes, assessments and similar imposts and charges of every kind and nature lawfully levied, assessed or imposed upon the Company or its subsidiaries or its or their property except to the extent being contested in good faith.

         8.8 Comply, and cause its subsidiaries to comply, with all requirements imposed by ERISA as presently in effect or hereafter promulgated including, but not limited to, the minimum funding requirements of any pension plan adopted by Company or a subsidiary, as applicable, which is subject to Title IV of ERISA (a "Pension Plan").

         8.9 Promptly notify the Bank upon the occurrence thereof of any of the following events:

                 (i) the termination of any Pension Plan pursuant to Subtitle C of Title IV of ERISA or otherwise;

                 (ii) the appointment of a trustee by a United States District Court to administer any Pension Plan;

                 (iii) the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto of any proceeding to terminate any Pension Plan;

                 (iv) the failure of any Pension Plan to satisfy the minimum funding requirements for any plan year as established in the Internal Revenue Code of 1986, as amended;

                 (v) the withdrawal of the Company or any of its subsidiaries from any Pension Plan; or

                 (vi)         a reportable event, within the meaning of Title
                              IV of ERISA.

         8.10 Beginning December 31, 1997, maintain at all times a Tangible Net Worth of not less than $17,000,000.

                   "Tangible Net Worth" shall mean total shareholders' equity of Company and its consolidated subsidiaries as determined in accordance with generally accepted accounting principles consistently applied ("GAAP") less the amount of all assets classified as intangible assets (including, without limitation, covenants not to compete, receivables from affiliates, deferred bond issuance costs, customer lists, goodwill, trade names, patents, copyrights and franchises).

         8.11 Maintain a ratio of Debt to Tangible Net Worth of not more than 2.0 to 1.0.

                   "Debt" shall mean all liabilities of Company and its consolidated subsidiaries as determined in accordance with GAAP.

         8.12 On a consolidated statement basis maintain, at all times, a ratio of current assets to current liabilities, determined in accordance with GAAP, of not less than 1.4 to 1.0.

         8.13 Maintain at all times a Leverage Ratio of not more than 3.0 to 1.0.

                   "Leverage Ratio" shall mean as of any date of determination a ratio the numerator of which is all interest bearing debt obligations, letter of credit liabilities, contingent liabilities not otherwise recorded as a liability in the Company's financial statements (Including guaranties), capital lease obligations and obligations secured by liens on assets of Company or any subsidiary and the denominator of which is EBITDA for the four preceding fiscal quarters ending on such date of determination.

                   "EBITDA" shall mean for any period of determination Net Income for such period plus, to the extent deducted in determining

Net Income. interest expense, income taxes and depreciation and amortization expense for such period.

                   "Net Income" shall mean the net income (or loss) of Company and its consolidated subsidiaries for any period determined in accordance with GAAP but excluding in any event any extraordinary gains or losses and any taxes on the excluded gains and any tax deductions or credits on account of any excluded losses.

         8.14      Maintain all of its principal bank accounts with Bank.

         8.15 On or before March 1, 1998 provide to Bank satisfactory written environmental assessment reports for all real estate mortgaged to Bank prepared by a consultant acceptable to the Bank, the contents of which may be disclosed to governmental agencies and authorities when the Bank believes this to be required by law. The environmental assessment reports and other information provided by the Company to the Bank as required in this Section must demonstrate to the Bank's sole and absolute satisfaction that each Mortgagor is in compliance with all of the provisions regarding Environmental Laws (as defined herein) set forth in this Agreement and the applicable mortgage to which it is a party.

         9.      NEGATIVE COVENANTS

         Company covenants and agrees that so long as any indebtedness remains or could become outstanding under this Agreement, it will not, and will not allow any of its subsidiaries to, without the prior written consent of Bank:

         9.1 Enter into any merger or consolidation or sell, lease, transfer, or dispose of all, substantially all, or any material part of its assets. For purposes of this Section 9.1, with respect to any person, sales or other dispositions of assets shall not be deemed to be a material disposition of assets unless such sales or other dispositions, in the aggregate during any fiscal year of such person, exceed ten percent (10%) of such person's tangible net worth (determined for such person alone in the manner set worth in Section 8.10).

         9.2 Purchase, acquire or redeem any of its capital stock, except to the extent that the purchase or redemption price does not exceed in the aggregate Two Hundred Fifty Thousand Dollars ($250,000) during any single fiscal year; make any material change in its capital structure, except reverse stock splits and the issuance of preferred stock; cease having as its primary business the design, development and manufacture of composites and other synthetic materials for the transportation and aerospace industries and other specialized applications.

         9.3 Become or remain obligated for any indebtedness for borrowed money, or for any indebtedness incurred in connection with the acquisition of any property, real or personal, tangible or intangible, except:

                 (i)          indebtedness to the Bank;

                 (ii) current unsecured trade, utility or non-extraordinary accounts payable arising in the ordinary course of the Company's or any subsidiary's business;

                 (iii)        indebtedness set forth in attached Exhibit "F";

                 (iv) existing indebtedness to the holders of the Company's 6% subordinated nonconvertible debentures ("Subordinated Debt"), excluding any extension or renewal thereof

         9.4 Acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any person, firm or corporation or any shares of stock of any corporation, trusteeship or association or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition, except for the Acquisition and acquisitions and purchases for which the purchase price does not exceed Two Hundred Thousand Dollars ($200,000) in aggregate during any single fiscal year and to the extent that immediately after such transaction and after giving effect thereto, no event of default hereunder has occurred or exists.

         9.5 Create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind (including any charge upon property purchased under a conditional sales or other title retaining agreement) upon any of its property or assets whether now owned or hereafter acquired other than in favor of the Bank and liens and encumbrances set forth in attached Exhibit "G" (collectively, "Permitted Liens").

         9.6 Guarantee or otherwise in any way become or be responsible for obligations of any other person, whether by agreement to purchase the indebtedness of any other person through the purchase of goods, supplies, or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other person, or otherwise, except for (i) the endorsement of negotiable instruments by the Company or its subsidiaries in the ordinary course of business for collection,
(ii) guaranties to Bank, (iii) unsecured guaranties by Company or any of its subsidiaries of indebtedness of Company or any of its subsidiaries, as applicable, to a person other than Bank which is permitted under Section 9.3, and (iv) guaranties of indebtedness of suppliers in an aggregate amount not succeeding One Hundred Thousand Dollars ($100,000) at any time outstanding.

         9.7 Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in, any other person except for certificates of deposit with maturities of one year or less of United States commercial banks and direct obligations of the United States Government maturing within one year from the date of acquisition thereof and the investments described in attached Exhibit "H".

         9.8 Make loans, advances of credit or extensions of credit to any of its officer, director or shareholder of the Company or any member of their immediate families or entity controlled by any of the foregoing or to any other person, except for (i) sales on open account or in the ordinary course of business, (ii) loans from Company to the Guarantors and from any Guarantor to Company or another Guarantor, (iii) advances to suppliers in the ordinary course of business consistent with past practices, and (iv) loans and advances to officers and directors of Company and its subsidiaries in an aggregate amount not exceeding One Hundred Thousand Dollars ($100,000) at any time outstanding.

         9.9 Enter into, maintain, or make contribution to, directly or indirectly, any employee pension plan that is subject to Title IV of ERISA.

         9.10 Modify or amend any of the documents or instruments evidencing the Subordinated Debt, purchase any of the Subordinated Debt or make any payment with respect to the Subordinated Debt following the occurrence of any of the events of default described in Sections 11.1 through 11.3 hereof or the occurrence of any event which with the giving of notice or the passage of time or both would constitute such an event of default.

         10.       ENVIRONMENTAL PROVISIONS

         10.1 For the purposes of this Agreement the term "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of any nature, any hazardous or other toxic substances of any nature, whether liquid, solid and/or gaseous, including smoke, vapor, fumes, soot, acids, alkalis, chemicals, wastes, by-products, and recycled materials. These Environmental Laws shall include but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act of 1986, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect and local health department ordinances.

         10.2 Company and each of its subsidiaries shall timely comply with all applicable Environmental Laws.

         10.3 Company shall provide to Bank, immediately upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by Company or any of its subsidiaries or a cleanup, removal, remedial action, or other similar response by or on the part of Company or any of its subsidiaries under applicable Environmental Laws or which seeks damages or civil, criminal or punitive penalties from the Company or any of its subsidiaries for an alleged violation of Environmental Laws.

         10.4 Company shall promptly notify Bank in writing as soon as Company becomes aware of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate as of any date.

         10.5 In the event of any condition or circumstance that makes any environmental warranty, representation and/or agreement incomplete or inaccurate in any material respect as of any date, Company shall, at its sole expense, retain an environmental professional consultant, reasonably acceptable to Bank, to conduct a thorough and complete environmental audit regarding the changed condition and/or circumstance and any environmental concerns arising from that changed condition and/or circumstance. A copy of the environmental consultant's report will be promptly delivered to Bank upon completion.

         10.6 At any time Company or any of its subsidiaries, directly or indirectly through any professional consultant or other representative, determines to undertake an environmental audit, assessment or investigation, Company shall promptly provide Bank with written notice of the initiation of the environmental audit, fully describing the purpose and intended scope of the environmental audit. Upon receipt, Company will promptly provide to Bank copies of all final findings and conclusions of any such environmental investigation. Preliminary findings and conclusions shall be provided if final reports have not been completed and delivered to Bank within 60 days following completion of the preliminary findings and conclusions.

         10.7 Company hereby indemnifies, saves and holds Bank and any of its past, present and future officers, directors, shareholders, employees, representatives and consultants harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses (including but not limited to reasonable investigation, environmental audit(s), and legal expenses) arising out of any claim, loss or damage of any property, injuries to or death of persons, contamination of or adverse affects on the environment, or any violation of any applicable Environmental Laws, due to any acts of Company or any of its subsidiaries, or any of its or their officers, directors, shareholders, employees, consultants and/or representatives. In no event shall Company be liable hereunder for any loss, damages, suits, penalties, costs, liabilities or expenses arising from any act of negligence of Bank, or its agents or employees.

         It is expressly understood and agreed that the indemnifications granted herein are intended to protect Bank, its past, present and future officers, directors, shareholders, employees, consultants and representatives from any claims that may arise by reason of the security interest, liens and/or mortgages granted to Bank, or under any other document or agreement given to secure repayment of any indebtedness from Company, whether or not such claims arise before or after Bank has foreclosed upon and/or otherwise become the owner of any such property. All obligations of indemnity as provided hereunder shall be secured by the security agreements and mortgage referred to in Section 2 hereof.

         It is expressly agreed and understood that the provisions hereof shall and are intended to be continuing and shall survive the repayment of any indebtedness from Company to Bank.

         10.8 Company shall maintain all permits, licenses and approvals required under applicable Environmental Laws.

         11.       DEFAULTS

         11.1 Upon non-payment of the principal or interest due under the terms of this Agreement or on any of the Notes or other instrument or evidence of indebtedness outstanding under this Agreement when due in accordance with the terms thereof and continuance thereof for ten (10) days, the Notes shall automatically become immediately due and payable and Bank's obligation to make further advances hereunder shall automatically terminate.

         11.2      Upon occurrence of any of the following events of default:

         (a) default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Sections 6.3, 8.1, 8.4, 8.5, 8.10 through 8.13, 8.14, 8.15 or Section 9 hereof;

         (b) default in the observance or performance of any of the other conditions, covenants or agreements of Company herein set forth and continuance thereof for thirty (30) days after written notice to Company by Bank;

         (c) any representation or warranty made by Company herein or in any instrument submitted pursuant hereto proves to have been untrue in any material respect when made;

         (d) default in the observance or performance of any of the conditions, covenants or agreements of Company or any Guarantor set forth in any collateral document of security which may be given to secure the indebtedness hereunder or in any other collateral document related to or connected with this Agreement or the indebtedness hereunder, and continuation of such default beyond any period of grace specified in any such document;

         (e) default in the payment of any other obligation of Company or any Guarantor for borrowed money in an amount in excess of One Hundred Thousand Dollars ($100,000), or in the observance or performance of any conditions, covenants or agreements related or given with respect thereto and, in each such case, continuance beyond any applicable cure period;

         (f) judgments for the payment of money in excess of the sum of One Hundred Thousand Dollars ($100,000) in the aggregate shall be rendered against Company or any Guarantor, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of sixty (60) consecutive days from the date of its entry;

         (g) the occurrence of any "reportable event", as defined in the Employee Retirement Income Security Act of 1974 and any amendments thereto, which is determined to constitute grounds for termination by the Pension Benefit Guaranty Corporation of any employee pension benefit plan maintained by or on behalf of Company for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such plan and such reportable event is not corrected and such determination is not revoked within 30 days after notice thereof has been given to the plan administrator or Company; or the institution of proceeding by the Pension Benefit Guaranty Corporation to terminate any such employee benefit pension plan or to appoint a trustee to administer such plan; or the appointment of a trustee by the appropriate United States District Court to administer any such employee benefit pension plan;

         (h) the revocation of any Guaranty or any guaranty by Company in favor of Bank of the obligations of any of its subsidiaries;

         (i) default by Company in payment under any guaranty by Company in favor of Bank of the obligations of any of its subsidiaries;

then, or at any time thereafter, unless such default is first remedied, Bank may give notice to Company declaring all outstanding indebtedness hereunder to be due and payable, whereupon all indebtedness then outstanding hereunder shall immediately become due and payable without further notice and demand, as the case may be and Bank's commitment, if any, to make advances hereunder shall automatically terminate.

         11.3 If a creditors' committee shall have been appointed for the business of Company or any Guarantor; or if Company or any Guarantor shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; or shall file an answer to a creditor's petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Company or any Guarantor, as applicable) and such receiver, trustee, or custodian so appointed shall not have been discharged within sixty (60) days after the date of his appointment; or if an order shall be entered and shall not be dismissed or stayed within sixty (60) days from its entry, approving any petition for reorganization of Company or any Guarantor; then the Notes and all indebtedness then outstanding hereunder shall automatically become immediately due and payable and Bank's commitment, if any, to make advances hereunder shall automatically terminate.

         11.4 Upon the occurrence and during the continuance of any Event of Default, Company shall immediately upon demand by Bank deposit with Bank cash collateral in the amount equal to the maximum amount available to be drawn at any time under any Letter of Credit then outstanding.

         12.       MISCELLANEOUS

         12.1 This Agreement shall be binding upon and shall inure to the benefit of Company and Bank and their respective successors and assigns, except that the credit provided for under this Agreement and no part thereof and no obligation of Bank hereunder shall be assignable or otherwise transferable by Company without the prior written consent of Bank.

         12.2 No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have.

         12.3 All notices with respect to this Agreement shall be deemed to be completed upon mailing by registered or certified mail, return receipt requested, to the following:

                   To Company:
                   Cade Industries, Inc.
                   5640 Enterprise
                   Lansing, Michigan 48911
                   Attention: Treasurer


                   With a copy to:
                   Quarles & Brady

                   411 East Wisconsin Avenue
                   Milwaukee, Wisconsin 53202-4497
                   Attention: David L. Bourne


                   To Bank:
                   Bank
                   101 N. Washington Square, 4th Floor
                   Lansing, Michigan 48933-1677
                   Attention: Lori M. Fisher

Failure of Bank for any reason whatsoever to deliver to Quarles & Brady a copy of any notice required hereunder shall in no event affect the validity or sufficiency for any purpose of any notice given hereunder by Bank to Company.

         12.4 Upon any event of default or default as described in this Agreement or any default in payment of any liability above mentioned, Bank may, without notice to anyone except as otherwise provided herein, declare the Notes due forthwith, take all action, remedial and otherwise, as provided herein or in the Security Agreement or other document, instrument, or agreement of security or of collateral, and collect, deal with and dispose of all or any part of any security without notice in any manner permitted or authorized by the Michigan Uniform Commercial Code or other applicable law. Bank may apply the proceeds and any deposits or credits in part or full payment of any of said liabilities (including reasonable attorneys' fees and expenses), whether due or not, in any manner or other Bank elects.

         12.5 This Agreement and the Note shall be governed by, and construed and enforced in accordance with, Michigan law.

         12.6 Company shall pay all closing costs and expenses, including, by way of description and not limitation, reasonable outside attorney fees and lien search fees incurred by Bank in connection with the commitment, consummation and closing of this Agreement. All of said amounts required to be paid by Company may, at Bank's option, be charged by Bank as an advance against the proceeds of the Notes. All costs, including attorney fees, incurred by Bank in reviewing, revising, protecting or enforcing any of its or any of the Bank's rights against Company or defending Bank from any claims or liabilities by any party or otherwise incurred by Bank in connection with an event of default or the enforcement of this Agreement or the related documents, including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Bank which would not have been asserted were it not for Bank's relationship with Company hereunder or otherwise, shall also be paid by Company.

         12.7 No amendments or waiver of any provision of this Agreement nor consent to any departure by the Company therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent with respect to any provision of this Agreement shall affect any other provision of this Agreement.

         12.8 For purposes of this Agreement, "subsidiary" or "subsidiaries" shall mean all corporations a majority of the voting stock of which is owned by Company directly, or indirectly, through one or more intermediaries.

         12.9 This Agreement shall become effective upon the execution hereof by Bank and Company.

         12.10 COMPANY AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT, THE NOTES AND ANY OF THE OTHER DOCUMENTS AND INSTRUMENTS RELATED THERETO.

         WITNESS the due execution hereof as of the day and year first above written.

BANK                                       CADE INDUSTRIES, INC.


By:_________________________               By:_________________________________

Its:________________________               Its:________________________________

                                           Attest:_____________________________

                                           Its:________________________________

                                  EXHIBIT "A"


                                                       TAX I.D.NO.______________



                              LINE OF CREDIT NOTE
                               (Eurodollar Rate)


$9,000,000                                                     Detroit, Michigan
                                                                October 31, 1997



         On or before April 1, 1999 (herein called the "Maturity Date"), FOR VALUE RECEIVED, the undersigned, Cade Industries, Inc., a Wisconsin corporation (herein called "Borrower"), promises to pay to the order of BANK, a Michigan banking corporation (herein called "Bank"), in lawful currency of the United States of America, the principal sum of NINE MILLION DOLLARS ($9,000,000), or so much of said sum as has been advanced and is then outstanding under this Note, together with interest thereon as hereinafter set forth.

         This Note is a note under which Advances, repayments and re-Advances may be made from time to time, subject to the terms and conditions of this Note; provided, however, in no event shall Bank be obligated to make any Advances or re-Advances hereunder (notwithstanding anything expressed or implied herein or elsewhere to the contrary).

         Each of the Advances made hereunder shall bear interest at the Eurodollar-based Rate or the Prime-based Rate, as elected by Borrower or as otherwise determined under this Note.

         Accrued and unpaid interest on the unpaid balance of each outstanding Prime-based Advance shall be payable quarterly, in arrears, commencing on January 1, 1998, and on the first Business Day of each succeeding quarter thereafter, until maturity (whether as stated herein, by acceleration, or otherwise). Interest accruing at the Prime-based Rate shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the Applicable Interest Rate as a result of any change in the Prime-based Rate on the date of each such change in the Prime-based Rate.

         Accrued and unpaid interest on each Eurodollar-based Advance shall be payable on the last day of the Interest Period applicable thereto (unless sooner accelerated in accordance with the terms of this Note). Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360 day year and shall be assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto but not including the last day thereof.

         From and after the occurrence of any Default hereunder, and so long as any such Default remains unremedied or uncured thereafter, the Indebtedness outstanding under this Note shall bear interest at a per annum rate of three percent (3%) above the otherwise Applicable Interest Rate, which interest shall be payable upon demand.

         The amount and date of each Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment shall be noted on Bank's records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Note, when due in accordance with the terms hereof.

         Borrower may request an Advance hereunder, including the refunding of an outstanding Advance as the same type of Advance or the conversion of an outstanding Advance as the same type of Advance, upon the delivery to Bank of a Request for Advance executed by an authorized officer of Borrower, subject to the following:

         (a) no Default, and no condition or event which, with the giving of notice or the running of time, or both, would constitute a Default, shall have occurred and be continuing or exist under this Note;

         (b) each such Request for Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit "A";

         (c) each such Request for Advance shall be delivered to Bank by 11:00 a.m. (Detroit, Michigan time) one (l) Business Day prior to the proposed date of Advance in the case of Eurodollar-based Advances, and by 11:00 a.m. (Detroit, Michigan time) on the proposed date of Advance in the case of Prime-based Advances;

         (d) the principal amount of each Eurodollar-based Advance shall be at least Five Hundred Thousand Dollars ($500,000);

         (e) the proposed date of any refunding of any outstanding Eurodollar-based Advance as another Eurodollar-based Advance or the conversion of any outstanding Eurodollar-based Advance to a Prime-based Advance shall only be on the last day of the Interest Period applicable to such outstanding
                 Eurodollar-based Advance; and

         (f) a Request for Advance, once delivered to Bank, shall not be revocable by Borrower; provided, however, as aforesaid, Bank shall not be obligated to make any Advance under this Note.

         If, as to any outstanding Eurodollar-based Advance, Bank shall not receive a timely Request for Advance in accordance with the foregoing requesting the refunding of such Advance as a Eurodollar-based Advance, the principal amount of such Advance which is not then repaid shall be automatically converted to a Prime-based Advance on the last day of the Interest Period applicable thereto, subject in all respects to the terms and conditions of this Note. The foregoing shall not in any way whatsoever limit or otherwise affect any of Bank's rights or remedies under this Note upon the occurrence of any Default hereunder, or any condition or event which, with the giving of notice or the running of time, or both, would constitute a Default.

         Borrower may prepay all or part of the outstanding balance of any Prime-based Advance under this Note at any time. Borrower may prepay all or part of any Eurodollar-based Advance on the last day of the Interest Period applicable thereto, provided that the aggregate balance of Eurodollar-based Advances outstanding after such prepayment shall be at least Five Hundred Thousand Dollars ($500,000), and the unpaid portion of such Eurodollar-based Advance which is then refunded or converted shall be subject to the limitations set forth in this Note. Any prepayment made in accordance with this paragraph shall be without premium or penalty. Any other prepayment shall be otherwise restricted by and subject to the terms of this Note.

         Subject to the definition of an "Interest Period" hereunder, in the event that any payment under this Note becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Note.

         All payments to be made by Borrower to Bank under or pursuant to this Note shall be in immediately available funds, without setoff or counterclaim, and in the event that any payments submitted hereunder are in funds not available until collected, said payments shall continue to bear interest until collected. Borrower hereby authorizes Bank to charge any account of Borrower with Bank for all sums due hereunder when due in accordance with the terms hereof.

         If Borrower makes any payment of principal with respect to any Eurodollar-based Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if Borrower fails to borrow any Eurodollar-based Advance after notice has been given by Borrower to Bank in accordance with the terms of this Note requesting such Advance, or if Borrower fails to make any payment of principal or interest in respect of a Eurodollar-based Advance when due, Borrower shall reimburse Bank, on demand, for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Bank shall have funded or committed to fund such Advance. Such amount payable by Borrower to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Note, over
(b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant Eurodollar-based Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant

         Interest Period; provided, however, that Bank may fund any Eurodollar-based Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrower, Bank shall deliver to Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

         For any Eurodollar-based Advance, if Bank shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying such Advance on the books of such Eurodollar Lending Office.

         If, with respect to any Interest Period, Bank determines that, (a) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars in the applicable amounts or for the relative maturities are not being offered to Bank for such Interest Period, or
(b) if the rate of interest referred to in the definition of "Eurodollar based Rate" upon the basis of which the rate of interest for a Eurodollar-based Advance is to be determined does not accurately or fairly cover or reflect the cost to Bank of making or maintaining a Eurodollar-based Advance hereunder, then Bank shall forthwith give notice thereof to the Borrower. Thereafter, until Bank notifies Borrower that such conditions or circumstances no longer exist, the right of Borrower to request a Eurodollar-based Advance and to convert an

Advance to or refund an Advance as a Eurodollar-based Advance shall be suspended.

         If, after the date hereof, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for the Bank (or its Eurodollar Lending Office) to make or maintain any Advance with interest at the Eurodollar-based Rate, Bank shall forthwith give notice thereof to Borrower. Thereafter, (a) until Bank notifies Borrower that such conditions or circumstances no longer exist, the right of Borrower to request a Eurodollar-based Advance and to convert an Advance to or refund an Advance as a Eurodollar-based Advance shall be suspended, and thereafter, Borrower may select only the Prime-based Rate as the Applicable Interest Rate hereunder, and
(b) if Bank may not lawfully continue to maintain an outstanding Advance to the end of the then current Interest Period applicable thereto, the Prime based Rate shall be the Applicable Interest Rate for the remainder of such Interest Period with respect to such outstanding Advance.

         If the adoption after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

         (a) shall subject Bank (or its Eurodollar Lending Office) to any tax, duty or other charge with respect to this Note or any Advance hereunder or shall change the basis of taxation of payments to Bank (or its Eurodollar Lending Office) of the principal of or interest on any Advance or any other amounts due under this Note in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its Eurodollar Lending Office imposed by the jurisdiction in which Bank's principal executive office or Eurodollar Lending Office is located); or

         (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its Eurodollar Lending Office) or shall impose on Bank (or its Eurodollar Lending Office) or the foreign exchange and interbank markets any other condition affecting any Advance under this Note;

and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the indebtedness hereunder or to reduce the amount of any sum received or receivable by Bank under this Note by an amount deemed by the Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower's receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error in computation.

         In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling
Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the making or maintaining any Advances hereunder, and such increase has the effect of reducing the rate of return on Bank's (or such controlling corporation's) capital as a consequence of such obligations or the making or maintaining of such Advances hereunder to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then

Borrower shall pay to Bank, within fifteen (15) days of Borrower's receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of the Bank hereunder or to the making or maintaining any Advances hereunder. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by the Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

         This Note and any other indebtedness and liabilities of any kind of Borrower to Bank, and any and all modifications, renewals or extensions thereof, whether joint or several, contingent or absolute, direct or indirect, now existing or later arising, and however evidenced (collectively the "Indebtedness"), are secured by and Bank is granted a security interest in all items at any time deposited in any account of Borrower with Bank and by all proceeds of these items (cash or otherwise), all account balances of Borrower from time to time with Bank, by all property of Borrower from time to time in the possession of Bank, and by any other collateral, rights and properties described in each and every mortgage, security agreement, pledge, assignment and other security or collateral agreement which has been, or will at any time(s) later be, executed by Borrower or others to or for the benefit of Bank (collectively the "Collateral").

         If Borrower or any guarantor under a guaranty of all or part of the Indebtedness ("guarantor") (a) fail(s) to pay this Note, or any part thereof, or any of the Indebtedness when due, by maturity, acceleration or otherwise, or fail(s) to pay any Indebtedness owing on a demand basis upon demand; or (b) fail(s) to comply with any of the terms or provisions of any agreement between Borrower or any guarantor and Bank; or (c) become(s) insolvent or the subject of a voluntary or involuntary proceeding in bankruptcy, or a reorganization, arrangement or creditor composition proceeding, (if a business entity) cease(s) doing business as a going concern, (if a natural person) die(s) or become(s) incompetent, (if a partnership) dissolve(s) or any general partner of it dies, becomes incompetent or becomes the subject of a bankruptcy proceeding, or (if a corporation) is the subject of a dissolution, merger or consolidation; or (d) if any warranty or representation made by

Borrower or any guarantor in connection with this Note or any of the Indebtedness shall be discovered to be untrue or incomplete in any material respect; (e) or if there is any termination, notice of termination, or breach of any guaranty, pledge, collateral assignment or subordination agreement relating to all or any part of the Indebtedness; or (f) if there is any failure by Borrower or any guarantor to pay, when due, any of its indebtedness (other than to the Bank) or in the observance or performance of any term, covenant or condition in any document evidencing, securing or relating to such indebtedness; or (g) if Bank deems itself insecure, believing in good faith that the prospect of payment or performance of this Note or any of the Indebtedness is materially impaired or shall fear deterioration, removal or waste of any of the Collateral; or (h) if there is filed or issued a levy or writ of attachment or garnishment or other like judicial process upon Borrower or any guarantor or any of the Collateral, including, without limit, any accounts of Borrower or any guarantor with Bank, then Bank, upon the occurrence and at any time during the continuance or existence of any of these conditions or events (each a "Default"), may at its option and without prior notice to Borrower, declare any or all of the Indebtedness to be immediately due and payable (notwithstanding any provisions contained in the evidence of it to the contrary), sell or liquidate all or any portion of the Collateral, set off against the Indebtedness any amounts owing by Bank to Borrower, and exercise any one or more of the rights and remedies granted to Bank by any agreement with Borrower given to it under applicable law, or otherwise.

         Borrower waives presentment, demand, protest, notice of dishonor, notice of demand or intent to demand, notice of acceleration or intent to accelerate, and all other notices, and agrees that no extension or indulgence to Borrower, or release, substitution or nonenforcement of any security, or release or substitution of any guarantor or any other party, whether with or without notice, shall affect the obligations of Borrower. Borrower waives all defenses or right to discharge available under Section 3-605 of the Uniform Commercial Code and waives all other suretyship defenses or right to discharge. Borrower agrees that Bank has the right to sell, assign, or grant participations, or any interest, in any or all of the Indebtedness, and that, in connection with such right, but without limiting its ability to make other disclosures to the full extent allowable, Bank may disclose all documents and information which the Bank now or later has relating to Borrower and the Indebtedness.

         Borrower agrees to reimburse Bank, or any other holder or owner of this Note, for any and all costs and expenses (including, without limit, court costs, legal expenses and reasonable attorneys' fees, whether inside or outside counsel is used, whether or not suit is instituted, and, if suit is instituted, whether at the trial court level, appellate level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in collecting or attempting to collect this Note or the Indebtedness or incurred in any other matter or proceeding relating to this Note or the Indebtedness.

         Borrower acknowledges and agrees that there are no contrary agreements, oral or written, establishing a term of this Note and agrees that the terms and conditions of this Note may not be amended, waived or modified except in a writing signed by a duly authorized officer of Bank expressly stating that the writing constitutes an amendment, waiver or modification of the terms of this Note. If any provision of this Note is unenforceable in whole or part for any reason, the remaining provisions shall continue to be effective. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN.

         This Note shall bind Borrower and Borrower's respective successors and assigns.

         For the purposes of this Note, the following terms have the following meanings:

         "Advance" means a borrowing requested by Borrower and made by Bank under this Note, including any refunding of an outstanding Advance as the same type of Advance or the conversion of any such outstanding Advance to another type of Advance, and shall include a Eurodollar-based Advance and a Prime-based Advance.

         "Applicable Interest Rate" means the Eurodollar-based Rate or the Prime-based Rate, as selected by Borrower from time to time or as otherwise determined in accordance with the terms and conditions of this Note.

         "Business Day" means any day, other than a Saturday, Sunday or holiday, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in Detroit, Michigan.

         "Eurodollar-based Advance" means an Advance which bears interest at the Eurodollar based Rate.

         "Eurodollar-based Rate" means a per annum interest rate which is equal to the sum of two and ten-hundredths percent (2.10%), plus the quotient of:

         (a) the per annum interest rate at which Bank's Eurodollar Lending Office offers deposits to prime banks in the eurodollar market in an amount comparable to the relevant Eurodollar-based Advance and for a period equal to the relevant Interest Period at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical) one (l) Business Day prior to the first day of such Interest Period;


                 divided by


         (b) a percentage equal to 100% minus the maximum rate during such Interest Period at which Bank is required to maintain reserves on "Euro-currency Liabilities" as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

         "Eurodollar Lending Office" means Bank's office located in the Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by notice to Borrower.

         "Interest Period" means a period of one (1) to ninety (90) days, as selected by Borrower pursuant to the terms of this Note, commencing on the day a Eurodollar-based Advance is made, provided that:

         (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, except that if the next succeeding Business Day falls in another calendar month, the Interest Period shall end on the next preceding Business Day, and when an Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month, and

         (b)     no Interest Period shall extend beyond the Maturity Date.

         "Prime-based Advance" shall mean an Advance which bears interest at the Prime-based Rate.

         "Prime Rate" means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

         "Prime-based Rate" shall mean a per annum interest rate which is equal to the Prime Rate minus one-half of one percent (l/2%).

         "Request for Advance" means a Request for Advance issued by Borrower under this Note in the form annexed to this Note as Exhibit "A".

         Borrower agrees to make all payments to Bank of any and all amounts due and owing by Borrower to Bank hereunder, including, without limitation, the payment of principal and interest on any Advance, on the date provided for such payment, in United States Dollars in immediately available funds, at the office of Bank located at Tower at Detroit Center, 500 Woodward Avenue, Detroit, Michigan 48226, or such other address as Bank may notify Borrower in writing.

         No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have, whether by other instruments or by law.

         BORROWER AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS NOTE OR THE INDEBTEDNESS HEREUNDER.


         This Note replaces a Note dated September 29, 1995, as amended, by Borrower payable to Bank.


                                           CADE INDUSTRIES, INC.



                                           By:________________________________

                                           Its:_______________________________

                                  EXHIBIT "B"


                              REQUEST FOR ADVANCE


TO:      BANK (the "Bank")


         The undersigned hereby request(s) an advance in the amount of _____________________________ DOLLARS ($________________)against the Promissory
Note dated October 31, 1997, of undersigned to the Bank in the face amount of Nine Million Dollars ($9,000,000).


         The proceeds of this advance shall be deposited to the Account No. _______________ of the undersigned with the Bank or as follows
______________________________________________.


         Undersigned warrant(s) that no condition exists or event has occurred which constitutes or, with the running of time would constitute a default under that certain Second Amended and Restated Credit Agreement dated as of October 31, 1997, by and between undersigned and the Bank.


         Dated this _____ day of __________________, 19__.



                                           CADE INDUSTRIES, INC.



                                           By:________________________________

                                           Its:_______________________________

                                  EXHIBIT "C"


                                  TERM NOTE-A


$3,571,428.56                                                  Detroit, Michigan
                                                         Dated: October 31, 1997



         FOR VALUE RECEIVED, Cade Industries, Inc., a Wisconsin corporation (herein called "Company") promises to pay to the order of Bank, a Michigan banking corporation, (herein called "Bank"), at its Main Office at 500 Woodward Avenue, Detroit, Michigan 48226, the principal sum of Three Million Five Hundred Seventy One Thousand Four Hundred Twenty Eight and 56/100 Dollars ($3,571,428.56) in lawful money of the United States of America payable in quarterly installments of principal of One Hundred Seventy Eight Thousand Five Hundred Seventy One and 43/100 Dollars ($178,571.43) each, commencing on January 1,1998, and on the first day of each calendar quarter thereafter until November 1, 2002, when the entire unpaid balance of principal and interest thereon shall be due and payable, together with interest thereon as hereinafter set forth.

         Company shall pay interest on the indebtedness outstanding under this Note from time to time at the per annum rate equal to eight and nineteen one hundredths percent (8.19%). Upon the occurrence of any event of default described in the Loan Agreement (as defined below) and maturity of the indebtedness hereunder (whether at stated maturity or by acceleration), interest shall accrue on the unpaid principal balance at a per annum rate as provided in the Loan Agreement referred to below. Interest shall be payable quarterly commencing on the 1st day of January, 1998 and on the first day of each calendar quarter thereafter. Interest shall be computed on a daily basis using a year of 360 days and assessed for the actual number of days elapsed, and, in such computation, effect shall be given to any change in the interest rate resulting from a change in the Prime Rate on the date of such change in the Prime Rate. "Prime Rate" shall mean the rate of interest established by Bank as its prime rate as the same may be changed from time to time, which may not necessarily be Bank's lowest rate for loans.

         This Note evidences indebtedness incurred by Company under, is secured pursuant to, may be matured as set forth in, and shall be prepaid in accordance with, the Second Amended and Restated Credit Agreement entered by and between Company and Bank dated as of October 31, 1997 ("Loan Agreement"), the terms and conditions of which are hereby incorporated herein. Upon an event of default, as described in the Loan Agreement, Bank shall be entitled to all of the rights and remedies described therein or to which it is entitled under applicable law.

         As additional security, Bank is granted a lien on all property and assets (including deposits and other credits) of Company at any time in possession or control (or owing by) Bank for any purpose.

         If the interest and principal hereof are not fully paid at maturity hereof (whether by demand or otherwise), Company shall pay the holder hereof all its reasonable costs of collection of said principal and interest including, but not limited to, reasonable attorney fees.

         All agreements between Company and Bank pertaining to the indebtedness described herein are expressly limited so that in no event whatsoever shall the amount of interest paid or agreed to be paid to Bank exceed the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of the Loan Agreement, this Note or any other instrument securing this Note or all or any part of the indebtedness secured thereby, at the time performance of such provision shall be due, shall involve exceeding the interest limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, the obligation to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under such applicable law, and if, for any reason whatsoever, the Bank shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of the principal amount described herein or otherwise owed by Company to Bank, (whether or not then due and payable) and not to the payment of interest.

         This Note replaces a Term Note dated September 29, 1995 in the original principal amount of $3,600,000 by Company payable to Bank.

         Company hereby waives presentment, demand, protest and notice of dishonor and agree that no obligation hereunder shall be discharged by any extension, indulgence or release given to any guarantor or other person or by the release or non-enforcement of any security or guaranty given in connection herewith. Notwithstanding anything herein to the contrary, nothing shall limit any rights granted Bank by other instruments or by law.


                                           CADE INDUSTRIES, INC.



                                           By:________________________________

                                           Its:_______________________________

                                           Attest:____________________________

                                           Its:_______________________________

                                  EXHIBIT "D"


                                  TERM NOTE-B


$4,000,000                                                     Detroit, Michigan
                                                        Dated: October 31 , 1997



         FOR VALUE RECEIVED, Cade Industries, Inc., a Wisconsin corporation (herein called "Company") promises to pay to the order of Bank, a Michigan banking corporation, (herein called "Bank"), at its Main Office at 500 Woodward Avenue, Detroit, Michigan 48226, the principal sum of Four Million Dollars ($4,000,000) in lawful money of the United States of America payable in quarterly installments of principal and interest of One Hundred Eighteen Thousand Six Hundred Twenty Four and 08/100 Dollars ($118,624.08) each, commencing on January 1, 1998, and on the first day of each calendar quarter thereafter until November 1, 2002, when the entire unpaid balance of principal and interest thereon shall be due and payable, together with interest thereon as hereinafter set forth.

         Company shall pay interest on the indebtedness outstanding under this Note from time to time at the per annum rate equal to one half of one percent (1/2%) below Bank's Prime Rate. Upon the occurrence of any event of default described in the Loan Agreement (as defined below) and maturity of the indebtedness hereunder (whether at stated maturity or by acceleration), interest shall accrue on the unpaid principal balance at a per annum rate of three percent (3%) above Bank's Prime Rate. Interest shall be payable quarterly commencing on the 1st day of January, 1998 and on the first day of each calendar quarter thereafter. Interest shall be computed on a daily basis using a year of 360 days and assessed for the actual number of days elapsed, and, in such computation, effect shall be given to any change in the interest rate resulting from a change in the Prime Rate on the date of such change in the Prime Rate. "Prime Rate" shall mean the rate of interest established by Bank as its prime rate as the same may be changed from time to time, which may not necessarily be Bank's lowest rate for loans.

         This Note evidences indebtedness incurred by Company under, is secured pursuant to, may be matured as set forth in, and shall be prepaid in accordance with, the Second Amended and Restated Credit Agreement entered by and between Company and Bank dated as of October 31, 1997 ("Loan Agreement"), the terms and conditions of which are hereby incorporated herein. Upon an event of default, as described in the Loan Agreement, Bank shall be entitled to all of the rights and remedies described therein or to which it is entitled under applicable law.

         As additional security, Bank is granted a lien on all property and assets (including deposits and other credits) of Company at any time in possession or control (or owing by) Bank for any purpose.

         If the interest and principal hereof are not fully paid at maturity hereof(whether by demand or otherwise), Company shall pay the holder hereof all its reasonable costs of collection of said principal and interest including, but not limited to, reasonable attorney fees.

         All agreements between Company and Bank pertaining to the indebtedness described herein are expressly limited so that in no event whatsoever shall the amount of interest paid or agreed to be paid to Bank exceed the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of the Loan Agreement, this Note or any other instrument securing this Note or all or any part of the indebtedness secured thereby, at the time performance of such provision shall be due, shall involve exceeding the interest limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, the obligation to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under such applicable law, and if, for any reason whatsoever, the Bank shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of the principal amount described herein or otherwise owed by Company to Bank, (whether or not then due and payable) and not to the payment of interest.

         Company hereby waives presentment, demand, protest and notice of dishonor and agree that no obligation hereunder shall be discharged by any extension, indulgence or release given to any guarantor or other person or by the release or non-enforcement of any security or guaranty given in connection herewith. Notwithstanding anything herein to the contrary, nothing shall limit any rights granted Bank by other instruments or by law.


                                             CADE INDUSTRIES, INC.



                                             By:______________________________

                                             Its:_____________________________

                                             Attest:__________________________

                                             Its:_____________________________

                                  EXHIBIT "E"



                                  TERM NOTE-C


$3,250,000                                                     Detroit, Michigan
                                                         Dated: October 31, 1997



         FOR VALUE RECEIVED, Cade Industries, Inc., a Wisconsin corporation (herein called "Company") promises to pay to the order of Bank, a Michigan banking corporation, (herein called "Bank"), at its Main Office at 500 Woodward Avenue, Detroit, Michigan 48226, the principal sum of Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) in lawful money of the United States of America payable in quarterly installments of principal of Two Hundred Seventy Thousand Eight Hundred Thirty Three and 33/100 Dollars ($270,833.33) each, commencing on January 1, 1998, and on the first day of each calendar quarter thereafter until November 1, 2000, when the entire unpaid balance of principal and interest thereon shall be due and payable, together with interest thereon as hereinafter set forth.

         Company shall pay interest on the indebtedness outstanding under this Note from time to time at the per annum rate equal to eight and six one hundredths percent (8.06%) until November 1, 1999 when the interest rate shall be a per annum rate equal to one half of one percent (1/2%) below Bank's Prime Rate. Upon the occurrence of any event of default described in the Loan Agreement (as defined below) and maturity of the indebtedness hereunder (whether at stated maturity or by acceleration), interest shall accrue on the unpaid principal balance at a per annum rate as provided in the Loan Agreement referred to below. Interest shall be payable quarterly thereafter. Interest shall be computed on a daily basis using a year of 360 days and assessed for the actual number of days elapsed, and, in such computation, effect shall be given to any change in the interest rate resulting from a change in the Prime Rate on the date of such change in the Prime Rate. "Prime Rate" shall mean the rate of interest established by Bank as its prime rate as the same may be changed from time to time, which may not necessarily be Bank's lowest rate for loans.

         This Note evidences indebtedness incurred by Company under, is secured pursuant to, may be matured as set forth in, and shall be prepaid in accordance with, the Second Amended and Restated Credit Agreement entered by and between Company and Bank dated as of October 31, 1997 ("Loan Agreement"), the terms and conditions of which are hereby incorporated herein. Upon an event of default, as described in the Loan Agreement, Bank shall be entitled to all of the rights and remedies described therein or to which it is entitled under applicable law.

         As additional security, Bank is granted a lien on all property and assets (including deposits and other credits) of Company at any time in possession or control (or owing by) Bank for any purpose.

         If the interest and principal hereof are not fully paid at maturity hereof (whether by demand or otherwise), Company shall pay the holder hereof all its reasonable costs of collection of said principal and interest including, but not limited to, reasonable attorney fees.

         All agreements between Company and Bank pertaining to the indebtedness described herein are expressly limited so that in no event whatsoever shall the amount of interest paid or agreed to be paid to Bank exceed the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of the Loan Agreement, this Note or any other instrument securing this Note or all or any part of the indebtedness secured thereby, at the time performance of such provision shall be due, shall involve exceeding the interest limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, the obligation to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under such applicable law, and if, for any reason whatsoever, the Bank shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of the principal amount described herein or otherwise owed by Company to Bank, (whether or not then due and payable) and not to the payment of interest.

         Company hereby waives presentment, demand, protest and notice of dishonor and agree that no obligation hereunder shall be discharged by any extension, indulgence or release given to any guarantor or other person or by the release or non-enforcement of any security or guaranty given in connection herewith. Notwithstanding anything herein to the contrary, nothing shall limit any rights granted Bank by other instruments or by law.


                                           CADE INDUSTRIES, INC.

                                           By: _______________________________

                                           Its: ______________________________

                                           Attest: ___________________________

                                           Its: ______________________________

                                  EXHIBIT "F"


                                 PERMITTED DEBT



(a) Purchase money indebtedness for the acquisition of fixed assets in an aggregate amount not exceeding One Hundred Thousand Dollars ($100,000) for each such transaction;


(b) Other purchase money indebtedness for the acquisition of fixed assets and indebtedness for the construction of new facilities incurred by Company or its subsidiaries; provided, however, such indebtedness shall not be permitted unless Bank shall have been given the first option to extend such credit facilities to Company or the subsidiaries, as applicable, on substantially the same or better terms as offered by another lender;


(c) Indebtedness of Company to any of the Guarantors and indebtedness of any Guarantor to Company or the other Guarantor;


(d)      (i)     Indebtedness of H.A.C. Corporation to Bank Of The West to
finance building construction in the amount of $547,579.

         (ii) Indebtedness of H.A.C. Corporation to Business Credit Leasing for a capitalized lease of a Torrit Dust Collector totaling $31,078.

         (iii) Indebtedness of H.A.C. Corporation to Border State Leasing for a capitalized lease of a Canon NP 780 reader/printer totaling $3,696.

         (iv) Indebtedness of H.A.C. Corporation to Ikon Capital for a capitalized lease of a Sharp 9800 copy machine totaling $9,863.

(e) An unsecured line of credit to Company in an amount not to exceed Nine Million Dollars ($9,000,000.00); provided, however, such indebtedness shall not be permitted unless while no default under this Agreement exists, Bank declines to renew or extend

Company's line of credit under Section 1A of this Agreement at the stated maturity thereof on substantially similar terms as now existing or terms more favorable to Company.

(f) Indebtedness of Auto-Air Composites, Inc. to Fifth Third Bank for a capitalized lease of a Remanufactured 2 axis 56" Bullard VTL Series 18TB CNC system totaling $159,865.

(g) Indebtedness of Auto-Air Composites, Inc. to Fifth Third Bank for a capitalized lease of a Manufacturing Resource Planning System, Visual Manufacturing totaling $80,294.

(h) Indebtedness of Cade Composites, Inc. to Leasetec Corporation for a capitalized lease of a Catia Engineering Computer Station and 174-F Advance Designer software totaling $35,042.

(i) Indebtedness of Central Engineering Company to American Express for various business credit card line of credit.

                                  EXHIBIT "G"


                                PERMITTED LIENS


         (a) Liens for taxes, assessments, or governmental charges, or the unpaid installments thereof and liens incident to construction, which are either not delinquent or are being contested in good faith; and

         (b) Easements, restrictions, minor title irregularities and similar matters which have no material adverse effect as a practical matter upon the ownership and use of the affected property; and

         (c) Liens or deposits in connection with workmen's compensation or other insurance or to secure customs' duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids (other than contracts for the payment of borrowed money) or deposits required by law as a condition to the transaction of business or other liens or deposits of a like nature made in the ordinary course of business; and

         (d) Purchase money security interests in fixed assets to secure the purchase money indebtedness permitted under this Agreement, provided that each such security interest is created substantially contemporaneously with the acquisition of such fixed assets and does not extend to any property other than the fixed asset so financed; and

         (e)     Liens in existence as of September 1, 1990; and

         (f) Liens to secure construction indebtedness or debt used to finance acquisition of new facilities, provided that each such security interest or lien is created substantially contemporaneously with the acquisition of such fixed assets or construction of facilities and does not extend to any property other than the fixed asset so financed or the property being constructed.

                                  EXHIBIT "H"


                              PERMITTED INVESTMENTS


         (a) Investments in obligations of a governmental body, rated "A" or better, maturing within one year of the date of acquisition; and

         (b)     Investments in prime commercial paper; and

         (c)     Money market funds; and

         (d) Purchases of insurance on lives of officers or employees of the Company, provided the Company is named the beneficiary on any such policy; and

         (e)     Obligations which are guaranteed by the United States
Government; and

         (f)     Repurchase agreements; and

         (g)     Acquisitions permitted pursuant to the provisions of Section
9.4.

         (h) $900,000 life insurance policy in the name of John Haran with spouse as beneficiary.

                                SCHEDULE 6.2(B)



1.       Security Agreements from the Company and each of the Guarantors

2.       Mortgage from Auto-Air Composites dated September 1, 1990

3. Continuing Collateral Mortgage dated October 31, 1997 from Central Engineering Company in favor of the Bank